Standard Register®

ADVANCING YOUR REPUTATION     1912-2012

600 Albany Street

News media and investor contact:

Dayton, Ohio 45408

Carol Merry 614.383.1624

937.221.1000

carol.merry@fahlgren.com

www.standardregister.com

Standard Register Expects To Reduce Pension Contributions through 2014 under New Legislation

DAYTON, OH (July 11, 2012) – Standard Register (NYSE: SR), a leader in the management and execution of mission-critical communications, today provided an update on pension funding expectations for 2012 through 2014 based on provisions of the highway reauthorization legislation signed into law last week.

Standard Register had previously expected pension contributions for 2012 through 2014 to total $112 million. With relief provided by the Moving Ahead for Progress in the 21st Century Act (MAP-21), commonly referred to as the highway bill, the Company expects to reduce the total by approximately $17 million, to $95 million.

	2012	2013	2014	Total
(Dollars in millions)
Previously expected pension contribution	$ 27	$ 38	$ 47	$ 112
Estimated pension contribution under MAP-21	$ 23	$ 30	$ 42	$ 95
Change	$ 4	$ 8	$ 5	$ 17

MAP-21 provides pension plan sponsors with funding relief by stabilizing interest rates used to determine required funding contributions to defined benefit plans. The new legislation allows the use of a 25-year average corporate bond rate adjusted to the applicable corridor rather than a 2-year average rate as required under the prior law to calculate funding requirements.

“The passage of this pension plan interest rate stabilization is very positive for Standard Register,” said Joseph P. Morgan, Jr., president and chief executive officer. “We are committed to fully funding our pension liability. This short-term funding relief provides us with the ability to use the cash to invest in growing our business and accelerating our strategy.”

Morgan also reinforced that the savings expectations are preliminary estimates. The Internal Revenue Service (IRS) will determine the 25-year average rates on an annual basis and may prescribe equivalent rates for any years in the 25-year period for which segment rates determined under the regular rules are not available. MAP-21 also includes an increase in future Pension Benefit Guarantee Corporation (PBGC) premiums. Standard Register intends to provide updates to these preliminary estimates when details of the legislation are finalized.

About Standard Register

Standard Register (NYSE: SR), celebrating 100 years of innovation, is trusted by the world’s leading companies to advance their reputations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of solutions to address the changing business landscape in healthcare, financial services, commercial and industrial markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our access to capital for expanding in Core solutions, the pace at which digital technologies erode the demand for certain legacy products, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

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